EXHIBIT 21.1

BOARDWALK PIPELINE PARTNERS, LP
Subsidiaries of the Registrant
December 31, 2014

Name of Subsidiary	Organized Under Laws of	Business Names

Boardwalk Acquisition Company, LLC	Delaware
Boardwalk Field Services, LLC	Delaware	Field Services
Boardwalk Louisiana Midstream, LLC	Delaware	Louisiana Midstream
Boardwalk Midstream, LLC	Delaware
Boardwalk Operating GP, LLC	Delaware
Boardwalk Petrochemical Pipeline, LLC	Delaware	Boardwalk Petrochemical
Boardwalk Pipelines, LP	Delaware
Boardwalk Storage Company, LLC	Delaware
GS Pipeline Company, LLC	Delaware
Gulf Crossing Pipeline Company LLC	Delaware	Gulf Crossing
Gulf South Pipeline Company, LP	Delaware	Gulf South
Petal Gas Storage, L.L.C	Delaware	Petal
Texas Gas Transmission, LLC	Delaware	Texas Gas